Exhibit 99.2
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP ANNOUNCES SALE OF ITS ATLASMASLAND COMMERCIAL BUSINESS

DALTON, GEORGIA (September 16, 2021) - On September 13, 2021, The Dixie Group, Inc. (NASDAQ: DXYN) announced the sale of its AtlasMasland commercial business to Mannington Mills, Inc.

The assets sold include inventory, certain items of machinery and equipment used exclusively in the Commercial Business, and related intellectual property. The Company retained the Commercial Business’ cash deposits, all accounts receivable, certain inventory and equipment and the Atmore and Saraland facilities. Additionally, the Purchaser assumed substantially all AtlasMasland’s open orders, and the Company agreed not to compete with the specified commercial business and the AtlasMasland markets for a period of 5 years following September 13, 2021.

The Company received $20.5 million of cash at closing from the Purchaser and retained cash deposits, receivables, and certain inventory and equipment of the Commercial Business with a value in the aggregate amount of approximately $7 million. Including the retained cash deposits, receivables and inventory, the Company valued the transaction at $27.5 million. The Company also retained machinery and equipment for yarn processing and carpet manufacturing and the Atmore and Saraland facilities, which will be used in the Company’s ongoing residential floorcovering business.

Commenting on the sale, Chairman and Chief Executive Officer, Daniel K. Frierson, said, "As a result of the transaction, the Company has effectively exited the commercial market and will now focus exclusively on its residential floorcovering business.

The funds provided at the closing of the transaction, along with the subsequent monetization of the commercial receivables and inventory retained by the Company, will be used to lower debt by approximately $20 million and significantly increase borrowing availability from the approximately $40 million reported at the end of the second quarter of 2021. We believe this continues to strengthen the balance sheet of the Company.

We also believe the sale of the Commercial Business will have a favorable impact on the operating results for the Company. As can be seen from the pro forma income statement in the 8-K filing, profitability of the first half of 2021 is estimated to have been improved by approximately $2.5 million with the direct revenues and expenses related to the Commercial Business removed. This favorable impact will help to offset the effect on our financial statements of raw material cost increases we have experienced throughout the year. The loss on disposal is expected to be approximately $2 million and will be recorded in discontinued operations on our third quarter operating statement.

The retention of certain equipment and facilities is expected to allow us to continue to grow our residential business and gain market share. We will be able to increase our yarn and tufting capacity to service the growth we are experiencing, and expect to continue seeing, in the residential market. For the first 11 weeks of the third quarter, our residential sales and orders are up more than 25% from the same period of a year ago. Year to date our residential business is up 45% from last year’s level," Frierson concluded.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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